CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated September 7, 2005, in this Annual Report and Registration Statement of (File numbers 2-27183 and 811-1528) of Bruce Fund, Inc.

/s/ Grant Thornton LLP

Chicago, Illinois

October 31, 2005